Exhibit 99.2

October 30, 2008

Board of Directors
C/o John Carradine
HealthAxis Inc.
7301 State Hwy 161
Suite 300
Irving, TX 75039

Dear Members of the Board:

Subsequent to our previous offer, we would like to confirm the following:

1.
Registered and Unrestricted stock: Ebix confirmed that it intends to provide registered, unrestricted Ebix stock to the Healthaxis shareholders, while getting the merger approved by the SEC through a S-4 filing, as mandated in the present Healthaxis-BPOM agreement (section 7.3)

2.	Termination fee to BPOM: Ebix confirmed that it will pay the increased termination fee of $1 million in termination fees to BPOM, in case Healthaxis merges with Ebix

3.	Binding agreement within 7 days: Ebix confirmed that it will serve a binding agreement for the acquisition of Healthaxis within 7 days of acceptance of the above offer.

4.
Waiver of Due Diligence Rights: Ebix has not been provided detailed due diligence rights by the Healthaxis Board. In spite of that, Ebix agrees to waive is right to due diligence, to convey its seriousness and readiness to close the transaction in an expeditious manner.

5.	Future Direction: In case Ebix’s offer is declined again by the Healthaxis Board, Ebix intends to undertake a detailed review of all options available to it and then make its intentions public.

We look forward to hearing from you.

Sincerely,

/s/ Robin Raina
Robin Raina
President & CEO